EXHIBIT 99.1

[Husker Ag Letterhead]

August 31, 2007

Dear Member:

We are sending this letter to inform you that the Board of Directors has decided not to make a cash distribution this trimester. The Board of Directors has determined that we will not make a distribution at this time because of the amount of company resources being used for the plant expansion.

We are pleased with the current progress of our plant expansion. However, we have previously reported that Husker Ag’s liquidity and capital resources will be affected in the short-term by our plant expansion – and that in fact has occurred. As expected, Husker Ag anticipates that it will contribute more than $13 million to the plant expansion project from our available cash resources. While our primary lender has required the Company’s contribution into the expansion project, we also believe it is prudent cash management to limit the amount of the Company’s debt obligations resulting from the plant expansion.

In addition, Husker Ag currently maintains cash and/or certificates of deposit in the approximate amount of $3.5 million which is restricted in use. These funds are held to secure three letters of credit with our utility suppliers, including one with Kinder Morgan Interstate Gas Transmission, LLC, our natural gas transporter (approximately $3.2 million), and one with Northeast Nebraska Public Power District (approximately $220,000). We are unable to use these restricted funds for distributions.

As a reminder, we have a distribution policy that requires us to announce distributions within the 60 day period before the start of the calendar trimester in which the record date would occur (December 1, April 1, and September 1). We will review the Company’s financial status before the start of the next two scheduled trading trimesters (December 1, 2007, and April 1, 2008) to determine the amount of additional distributions we are able to make for 2007, if any.

We are proud of the success that Husker Ag has enjoyed in the past. Since 2003, Husker Ag has made distributions to our members in excess of $1,500 per unit. We are excited about our plant expansion and hopeful for the future. However, we are of course unable to assure you that we will be able to make any distributions to our members in the future.

Kind regards,

/s/ Mike Kinney
Mike Kinney
Chairman of the Board

Statements made in this letter about Husker Ag, LLC, other than statements of historical fact, are forward-looking statements, and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made.